Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement (No. 333-276232) and Prospectus on Form S-1/A of Revelation Biosciences, Inc. of our report dated March 30, 2023, relating to the financial statements of Revelation Biosciences Inc., as of and for the year ended December 31, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements appearing in this Registration Statement and Prospectus on Form S-1.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Baker Tilly US, LLP

San Diego, CA

January 30, 2024